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Stratos International, Inc.

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Stratos International Announces Fourth Quarter Results
Reports Q4 Revenues of $26 Million, a 26% Increase over Prior Year
CHICAGO, June 14 /PRNewswire-FirstCall/ — Stratos International, Inc. (Nasdaq: STLW), today announced financial results for its fourth quarter and fiscal year ended April 30, 2007.
Sales for the fourth quarter of fiscal 2007 were $25.5 million. Stratos also recorded license fees and royalty income of $0.6 million. Total revenues were $26.0 million in the fourth quarter of fiscal 2007, a 26% increase over total revenues of $20.7 million in the fourth quarter of fiscal 2006.
The net income attributable to common stockholders for the fourth quarter of fiscal 2007 was $0.6 million, or $0.04 per share on a diluted basis. By comparison, in the fourth quarter of fiscal 2006, Stratos reported a net loss attributable to common stockholders of $1.3 million or $0.09 per share on a diluted basis.
Andy Harris, President and Chief Executive Officer of Stratos, remarked, “Our fourth quarter results reflect the strength of the company we have built over the last several years. Our goal has been to continue to unlock value in this company by improving operations and turning this company profitable.”
Full Year Results
Sales for the fiscal year ended April 30, 2007 were $91.7 million. Stratos also recorded license fees and royalty income of $1.1 million. For comparison, sales for the fiscal year ended April 30, 2006 were $79.0 million, and license fees and royalties were $0.5 million.
The net income attributable to common stockholders for the fiscal year ended April 30, 2007 was $1.3 million, or $0.09 per share. By comparison, for the fiscal year ended April 30, 2006, Stratos reported a net loss attributable to common stockholders of $4.0 million or $0.29 per share.
Common shares outstanding as of April 30, 2007 were 14,500,494 shares. Cash and short-term investments at April 30, 2007 were $33.6 million compared to $30.7 million at April 30, 2006. Capital expenditures were $0.3 million in the fourth quarter of fiscal 2007, and $1.1 million in the full fiscal year 2007, compared to $0.2 million in the fourth quarter of fiscal 2006, and $1.0 million in the full fiscal year 2006.
Fourth quarter and fiscal year results are preliminary, as the company’s auditors have not completed their year-end audit.
Webcast of Investor Call Available Today at 4:00PM Central Time
President and Chief Executive Officer, Andy Harris, and Chief Financial Officer, Barry Hollingsworth will hold a conference call to discuss Stratos’ earnings and operations Thursday, June 14, 2007 at 4:00 p.m. Central Time. Investors and other interested parties may listen to the live web cast by visiting the investor relations section of the Stratos International website at www.stratosinternational.com. An audio replay of the call will be accessible to the public two hours after the call’s completion by calling (800) 642-1687 or (706) 645-9291 and then following the prompts to enter conference ID 3494946. The replay will be available for two days following the call.
A web cast replay will also be available on Stratos’ website.
About Stratos International

Stratos International, Inc. is a leading designer, developer and manufacturer of RF and microwave, as well as optical subsystems, components and interconnect products used in telecom, enterprise, military and video markets.
Stratos has a rich history of optical and mechanical packaging expertise and has been a pioneer in developing several optical devices using innovative form-factors for telecom, datacom and harsh environment applications. This expertise, coupled with several strategic acquisitions, has allowed Stratos to amass a broad range of products and build a strong IP portfolio of more than 150 US patents issued and pending. Stratos currently serves more than 1,300 active customers, primarily in the telecom/datacom, military/aerospace and video markets.
Safe Harbor Statement
This press release contains predictions and other forward-looking statements. All forward-looking statements in this press release are based on information available to Stratos as of the date hereof, and we assume no obligation to update any such forward-looking statements. Forward-looking statements are subject to risks and uncertainties and actual results may differ materially from any future performance suggested. These factors include rapid technological change in the optical communications industry; fluctuations in operating results; Stratos’ dependence on a few large customers; and competition. Other risk factors that may affect the Company’s performance are listed in Stratos’ annual report on Form 10-K and other reports filed from time to time with the Securities and Exchange Commission (the “SEC”).
For additional information, contact Barry Hollingsworth, Vice President & Chief Financial Officer at (708) 457-2379, or email at bhollingsworth@stratosintl.com. Website: www.stratosinternational.com.
STRATOS INTERNATIONAL INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(In thousands, except per share amounts and shares outstanding)

	Three Months Ended		Twelve Months Ended
	April 30		April 30
	2007	2006	2007	2006
Revenues:
Net sales	25,452	$20,620	91,654	$79,042
License fees and royalties	596	129	1,090	540
Total revenues	26,048	20,749	92,744	79,582

Cost of revenues	15,368	13,071	58,028	50,090
Gross profit	10,680	7,678	34,716	29,492
	41.0%	37.0%	37.4%	37.1%

Operating expenses
Research and development	2,117	2,128	8,177	8,270
Sales and marketing	3,282	2,739	11,141	10,212
General and administrative	5,314	3,993	16,693	15,781
Restructuring and other charges		182		1,023
Litigation settlements, net		(400)		(1,100)
Total operating expenses	10,713	8,642	36,011	34,186

Income (loss) from operations	(33)	(964)	(1,295)	(4,694)

Interest income, net	383	332	1,821	1,219
Other income	251	440	1,118	838

Income (loss) before income taxes	601	(192)	1,644	(2,637)

Income tax provision	3	(226)	(14)	(194)

Net income (loss)	604	(418)	1,630	(2,831)

Preferred Stock Dividends	(17)	$(884)	(346)	$(1,147)

Net income (loss) attributable to Common shareholders (Basic and Diluted)	587	(1,302)	1,284	(3,978)

Net income\loss per share attributable to common shareholders
(Basic)	$0.04	$(0.09)	$0.09	$(0.29)
(Diluted)	$0.04	$(0.09)	$0.09	$(0.29)

Weighted average number of Common Shares outstanding:
Basic	13,678,000	13,827,000	13,672,000	13,888,000

Weighted average number of Common Shares outstanding:
Diluted	14,587,000	13,827,000	14,602,000	13,888,000

STRATOS INTERNATIONAL INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(In thousands, except per share amounts and shares outstanding)

	April 30	April 30
	2007	2006
Assets
Current assets
Cash and cash equivalents	$14,070	$11,742
Short term investments	19,500	19,000
Accounts receivable — net	15,915	13,606
Inventories	19,092	15,482
Prepaid expenses and other current assets	457	2,427
Total current assets	69,034	62,257

Property plant and equipment, net	11,524	16,437
Intangible assets, net of amortization	10,566	11,832
Goodwill and other long lived assets	5,664	5,664
Assets held for sale	2,600	2,864
Other assets	111	100
Total assets	$99,499	$99,154

Liabilities and shareholders’ equity:
Current liabilities
Accounts payable	$5,282	$4,724
Accrued expenses	6,371	6,028
Income taxes payable	176	216
Total current liabilities	11,829	10,968

Redeemable Preferred Stock	982	1,979
Total liabilities	12,811	12,947

Shareholders’ equity
Preferred stock, $0.01 par value: Authorized 1,000,000 shares, issued and outstanding 9,820 and 19,790 shares of Series B redeemable preferred stock at April 30, 2007 and April 30, 2006, respectively	—	—
Common stock, $0.01 par value: Authorized 20,000,000 shares, 15,083,302 shares issued and 14,500,494 shares outstanding at April 30, 2007; 14,942,164 shares issued and 14,640,643 shares outstanding at April 30, 2006	151	149
Cost of shares in treasury	(3,723)	(1,871)
Additional paid in capital	319,847	318,207
Accumulated other comprehensive income	(602)	(9)
Accumulated deficit	(228,985)	(230,269)
Total shareholders’ equity	86,688	86,207

Total liabilities and shareholders’ equity	$99,499	$99,154

Stratos International
Q4 Conference Call Transcript
June 14, 2007
Barry Hollingsworth, Chief Financial Officer
Thank you and good afternoon everyone.
Welcome to the Stratos International fiscal 2007 fourth quarter conference call. With me today is Andy Harris, President and Chief Executive Officer of Stratos. Before we get started, I want to note that certain matters in this call are forward-looking statements, which are subject to a variety of risks and uncertainties. Actual results may differ materially from any future performance suggested.
These risks and uncertainties are referred to in the “Safe Harbor” language contained in our press release dated today and in our filings with the SEC under the caption “Risk Factors.”
In addition, statements in this call may be deemed to be solicitation material related to our proposed merger with Emerson. Stockholders are urged to read the proxy statement filed with the SEC earlier this week because it contains important information about the proposed merger. Stockholders can obtain the proxy statement and other relevant documents filed by Stratos with the SEC at sec.gov.
I want to point out that we will be providing the contents of this call including Q&A in filings with the SEC early next week.
Net revenues for the fourth quarter of fiscal 2007 were $26 million. This represents a 26% increase from $20.7 million last year. Q4 revenues included $596,000 of royalty income, which is higher than our normal run rate. We expect royalty income to track in the $125,000 to $150,000 range per quarter going forward for fiscal 2008.
The end markets of our Q4 sales were as follows.
41% of our Q4 sales went to the military market. For the year just ended, our two largest customers were General Dynamics and EDO Corporation, generating slightly less than 14% of total sales. 37% of Q4 sales were to the telecom and enterprise market. Telecom includes the RBOCs and other service providers to the public switched telephone network and the OEMs that provide equipment into that space. When we say enterprise, that includes the storage area networks, data com market and private business networks. Sycamore Networks and Tel-Mex are a couple of our largest customers in the telecom and enterprise space. 22% of our sales went to other categories such as industrial, medical and video.
RF Microwave sales contributed $13 million in Q4, up 27% from last year, and up 25% sequentially from Q3. RF Microwave gross margin was 45.2% in the quarter, compared to 42.2% last year, and 42.4% in Q3. This improvement related to the favorable impact of cost reductions, pricing and product mix.
The optical side of the business contributed $12.4 million of product sales in Q4, a 20% increase over the prior year and a 6% increase sequentially from Q3. Approximately 60% of Q4 optical sales were passive connectors, components and specialty products, and 40% were active transceiver products. That compares to a 50/50 split one year ago. Gross margin on the optical side was 36.8% in the quarter, compared to 31.9% in the prior year, and 36.2% in Q3.
On a consolidated basis, our largest customer in Q4 represented 12% of consolidated Q4 sales. For the year, our largest customer represented 7% of consolidated annual sales.

Consolidated gross margin was 41% in Q4, compared to 37% in Q4 of the prior year, and 39.1% in Q3. The increase in consolidated gross margin is due primarily to changes in product mix, reduced manufacturing costs and pricing.
Operating expenses were $10.7 million in Q4 compared to $8.9 million in the prior year excluding restructuring charges and litigation, and $8.3 million in Q3. Q4 general and administrative expense includes the full-year bonus accrual as well as year-end SOX 404 compliance costs.
The operating loss in Q4 2007 was $33,000, compared to an operating loss of $1.2 million in the prior year, stripping out restructuring charges and litigation settlements.
Total D&A in Q4 was $2.3 million and CapEx was $300,000 in the quarter.
We generated $2.2 million in EBITDA in the Q4.
Average DSO for trade accounts receivable for Q4 was 57 days. Inventory turns were 3.3 times on an annualized basis.
With that, let me turn it over to Andy Harris.
Andy Harris, Chief Executive Officer
Thank you, Barry. We are pleased to see our fourth quarter results reflect the strength we have built in Stratos over the last several years. Our goal has been to continue to unlock value in this company by improving operations, increasing our share in growing market segments and turning this company profitable on a consistent basis. Last month we announced that we had agreed to be acquired by Emerson Electric, and we are delighted that Emerson recognizes the progress we’ve made in this company.
Our focus continues on aggressively growing this company into a profitable leader in the markets we serve by delivering superior solutions for data transmission and connectivity for unique market segments with a broad range of optical and electronic products. We remain focused on high growth opportunities within military, video and telecom market segments for which we have developed unique solutions including expanded beam connectors, RFID subsystems, video media converters and specialized transceiver designs.
As an example, in April, Stratos Optical Technologies introduced their HMC miniature expanded beam fiber optic connector at the NAB Conference in Las Vegas. As fiber becomes the standard for live venue productions and installed transport networks, Stratos’ expanded beam fiber optic connectors are proving to be a popular solution on the merits of their dependable performance and ease-of-use.
Now, I’d like to address some of our annual results. For the full fiscal year 2007, net revenues were $92.7 million. This represents a 17% increase from $79.6 million last year.
RF Microwave sales contributed $44.8 million in fiscal 2007 up 8% from fiscal 2006.
The optical side of the business contributed $46.9 million of product sales in fiscal 2007, a 25% increase over the prior year.
Fiscal 2007 revenues included $1.1 million of royalty income. We expect royalty income to be in the $600,000 range next year.
On a consolidated basis, we continue to support a broad customer base. Within our base of active customers, our top 25 customers represented 48% of our consolidated sales in Q4, and 42% for the full fiscal year. We remain cautiously optimistic about continuing revenue growth as reflected by our backlog of $17.5 million at the end of Q4, versus $15.4 million at the end of Q3.

We grew our gross margin to 37.4% in the year, up from 37.1% in fiscal 2006.
RF Microwave gross margin was 41.3% in fiscal 2007, compared to 42.7% last year. Gross margin on the optical side was 33.8% in fiscal 2007, compared to 30.9% in the prior year.
I’m happy to say that we’re continuing our ongoing efforts to increase operating efficiency and thereby control our operating expenses. As a percent of total revenues, operating expenses were 38.8% in fiscal 2007, compared to 43% in the previous year.
And we generated $7.5 million in EBITDA in fiscal 2007, compared to $3.5 million in the prior year.
Our balance sheet remains very healthy with current assets of $69 million compared to current liabilities of $11.8 million at year-end. We ended the fourth quarter with $33.6 million of cash and short-term investments, an increase of $2.3 million over the Q3 balance.
In closing, let me take this opportunity to highlight some of the items we have accomplished for our investors over the past several years:
We have increased the Company’s net income from negative $-27 million at the end of fiscal 2004 to a positive $+1.6 million in fiscal 2007. This was the result of a plan to steadily improve results and get this company profitable. Investors have taken notice because we have more than doubled the common stock price from a closing price of $3.96 at the end of fiscal year 2005 to the $8.00 merger price today, a price we believe represents a very good return to our shareholders. We have undertaken reform efforts that have resulted in Stratos’ Corporate Governance Quotient (CGQ) as determined by ISS as being at 100% of CGQ Universe Companies and 100% of Technology Hardware & Equipment Companies.
Lastly, I want to thank our employees for their continued hard work and contribution to the ongoing improvements in our performance. Due to the dedication, skill and unrelenting customer focus of our employee team, Stratos has become a strong competitor in our markets.
With that, I will turn it back over to you for any questions that you might have.
(There were no questions)
Thank you everybody joining us. And if you have any questions, please feel free to contact us. Thank you. Bye.
END